April 19, 2000


Mr. Robert Landau, President
LRS Capital Inc.
121 Richmond Street West
Seventh Floor
Toronto, Ontario

Canada M5H 2K1

Dear Mr. Landau:

         In light of the currently depressed mining industry, we have agreed to amend that certain Agreement between Wolfranium Resource Corporation and LRS Capital Inc., dated May 6, 1999 concerning the tungsten property with respect to the payments required under section 3.2. We hereby agree to replace the referenced section of the current agreement with the following:

         To pay the following amounts on or before the expiration of five (5) Business Days after each of the dated indicated:

         $5,000.00          first anniversary date of this Agreement
         $5,000.00          second anniversary date of this Agreement
         $15,000.00         third anniversary date of this Agreement
         $15,000.00         fourth anniversary date of this Agreement
         $20,000.00         fifth anniversary date of this Agreement
         $20,000.00         sixth anniversary date of this Agreement

         No other changes will be made at this time and all other remaining provisions of the current Agreement shall remain in full effect. This restructuring of the payments will not decrease the total amounts payable but will considerably lessen the amount of the first two yearly payments.

         Please indicate acceptance of this amendment by signing below and returning by fax:

Agreed to and Accepted this 19th day of April 2000.

/s/ Robert Landau
-----------------------------
Robert Landau, President
LRS Capital Inc.

         Thank you for your continuing interest in this property, hopefully we will see improving conditions in the mining industry in the coming months.

Kind Regards,

W.M. Sheriff, President
Wolfranium Resource Corporation